As filed with the Securities and Exchange Commission on February 14, 2011
Registration No. 333-148854

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 7

to

Form S-11

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Hines Real Estate Investment Trust, Inc.
(Exact name of registrant as specified in governing instruments)

2800 Post Oak Boulevard Suite 5000 Houston, Texas 77056-6118 (888) 220-6121 (Address, including zip code, and telephone number, including, area code, of principal executive offices)	Charles N. Hazen 2800 Post Oak Boulevard Suite 5000 Houston, Texas 77056-6118 (888) 220-6121 (Name and address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Judith D. Fryer, Esq.
Greenberg Traurig, LLP
200 Park Avenue
New York, New York 10166
(212) 801-9200

Approximate date of commencement of proposed sale to the public:as soon as practicable after this registration statement becomes effective.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Deregistration of Securities

On December 31, 2010, the third public offering of common stock (the “Offering”) of Hines Real Estate Investment Trust, Inc. (the “Registrant”) covered by the registration statement on Form S-11 (File No. 333-148854, the “Registration Statement”) expired. Pursuant to the Registration Statement, which was declared effective on July 1, 2008, the Registrant offered up to $3,000,000,000 in shares of common stock on a best efforts basis and $500,000,000 in shares of common stock to be issued under the Registrant’s dividend reinvestment plan. In accordance with the Registrant’s undertaking pursuant to Item 512(a)(3) of Regulation S-K, the Registrant is filing this Post-Effective Amendment No. 7 to the Registration Statement to remove from registration all shares of its common stock that were registered hereunder but remained unsold at the expiration of the Offering.

As of the expiration of the Offering, the Registrant had received gross offering proceeds of $506.9 million pursuant to the Offering, including $119.2 million relating to shares sold under the Registrant’s dividend reinvestment plan. By filing this Post-Effective Amendment No. 7 to the Registration Statement, the Registrant removes from registration $2,993.1 million in shares that were registered under the Registration Statement and remained unsold at the expiration of the Offering.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, state of Texas on February 14, 2011.

Hines Real Estate Investment Trust, Inc.

By:  /s/ Charles N. Hazen
Charles N. Hazen
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chairman of the Board of Directors	February 14, 2011
Jeffrey C. Hines

/s/ Charles N. Hazen	President and Chief Executive Officer	February 14, 2011
Charles N. Hazen

*	Chief Financial Officer	February 14, 2011
Sherri W. Schugart

/s/ Frank R. Apollo	Senior Vice President — Finance; Treasurer and Secretary	February 14, 2011
Frank R. Apollo

*	Chief Accounting Officer	February 14, 2011
Ryan T. Sims

*	Director	February 14, 2011
Charles M. Baughn

*	Director	February 14, 2011
Thomas A. Hassard

*	Director	February 14, 2011
C. Hastings Johnson

/s/ Lee A. Lahourcade	Director	February 14, 2011
Lee A. Lahourcade

*	Director	February 14, 2011
Stanley D. Levy

*	Director	February 14, 2011
Paul B. Murphy Jr.

* /s/ Frank R. Apollo
Frank R. Apollo Attorney-in-fact